Exhibit 99.1

Oceaneering Reports Fourth Quarter and Record Annual Earnings

— Achieves Record Annual EPS of $3.65

— Reaffirms 2011 EPS Guidance of $3.45 to $3.75

February 16, 2011 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) today reported fourth quarter and record annual earnings for the periods ended December 31, 2010.

For the fourth quarter of 2010, on revenue of $501.3 million, Oceaneering generated net income of $47.8 million, or $0.88 per share. During the corresponding period in 2009, Oceaneering reported revenue of $452.3 million and net income of $46.1 million, or $0.83 per share. For the year 2010, Oceaneering reported net income of $200.5 million, or $3.65 per share, on revenue of $1.9 billion. Net income for 2009 was $188.4 million, or $3.40 per share, on revenue of $1.8 billion.

Summary of Results

(in thousands, except per share amounts)

	Three Months Ended .			Year Ended
	December 31,		Sept. 30,	December 31,
	2010	2009	2010	2010	2009
Revenue	$501,298	$452,262	$516,274	$1,917,045	$1,822,081
Gross Margin	117,493	107,734	125,619	466,320	437,726
Operating Income	73,742	72,132	88,055	309,500	292,116
Net Income	$47,794	$46,058	$59,177	$200,531	$188,353

Diluted Earnings Per Share	$0.88	$0.83	$1.09	$3.65	$3.40

Annual net income increased from 2009 as a result of record segment operating income performances from Remotely Operated Vehicles (ROV), Subsea Products, and Advanced Technologies. Quarterly net income improved on the strength of higher Subsea Products operating income.

T. Jay Collins, President and Chief Executive Officer, stated, “Our annual earnings of over $200 million and EPS of $3.65 were the highest in Oceaneering’s history. These were remarkable accomplishments as most oilfield service companies are reporting 2010 results substantially below their peak earnings levels. Our performance in this environment was largely attributable to our business focus on deepwater activity and our successful efforts to control expenses, which enabled us to maintain the 16% operating income margin we attained in 2009 and 2008.

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“We achieved record ROV operating income for the seventh consecutive year, despite lower demand in the U.S. Gulf of Mexico (GOM) due to the U.S. Department of the Interior’s drilling moratorium. Year over year, we earned more ROV operating income by slightly increasing our average revenue per day-on-hire while maintaining our operating margin through good cost controls in a tough market. During 2010 we put 22 new ROVs into service and retired 10. At year-end we had 260 vehicles in our fleet.

“Subsea Products operating income increased to a record level due to manufacturing process improvements and cost reductions, improved umbilical plant throughput, and higher demand for subsea field development hardware, ROV tooling rentals, and Installation, Workover, and Control System (IWOCS) services. Products backlog at the end of 2010 was $384 million, up $63 million from the end of 2009.

“Subsea Projects profit decreased in 2010 due to lower demand for our services on hurricane damage projects and our decision to exit the Mobile Offshore Production System business. Inspection results were similar to those of 2009. Advanced Technologies operating income improved to a record level due to increased work on entertainment industry contracts, U.S. Navy engineering services, and Department of Defense manufacturing projects.

“In 2010 we continued to take actions to position the company for future growth and increased earnings. Our capital expenditures were $207 million, of which $109 million was spent on growing and upgrading our ROV fleet. We also repaid $120 million of debt and repurchased 1.1 million shares of our common stock at a cost of approximately $50 million.

“Our balance sheet remained in great shape at year-end. We had $245 million of cash, no debt, $300 million available under our revolving credit facility, and $1.4 billion of equity.

“We are forecasting our 2011 EPS to be in the range of $3.45 to $3.75, with the possibility of another record year. For our services and products, we anticipate international demand growth may more than offset lower demand in the GOM. Our assessment is that deepwater drilling and field development and production activity will increase, particularly in West Africa and Asia. The major uncertainties we face in 2011 are when, at what pace, and to what level permits for GOM deepwater drilling projects will rebound in light of additional environmental and safety regulations that have been implemented by the U.S. Department of the Interior as a result of the Macondo well incident.

“Compared to 2010, we anticipate ROV operating income will be higher in 2011 as we benefit from an increase in international demand for drill support services and a larger fleet size. We forecast Subsea Products operating income will be about the same year over year, as increased throughput at our umbilical plants is offset by lower sales of IWOCS services in the GOM. We expect Subsea Projects operating income will be lower in 2011 due to the completion in 2010 of Macondo project work and a reduced level of subsea activity in the GOM. For the first quarter of 2011, we are forecasting EPS of $0.65 to $0.70.

“For 2011 we anticipate generating at least $435 million of EBITDA. Our balance sheet and projected cash flow provide us with ample resources to invest in Oceaneering’s growth.

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“Looking beyond 2011, our belief that the oil and gas industry will continue to invest in deepwater projects remains unchanged. Deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates. With our existing assets, we are well positioned to supply a wide range of the services and products required to support safe deepwater efforts of our customers.”

Statements in this press release that express a belief, expectation, or intention are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: 2011 EPS guidance range of $3.45 to $3.75, with the possibility of another record year; anticipation that, for its services and products, international demand growth in 2011 may more than offset lower demand in the GOM; assessment that deepwater drilling and field development and production activity will increase, particularly in West Africa and Asia; anticipation that compared to 2010, its 2011 ROV operating income will be higher on an increase in international demand for drill support services and a larger fleet size; forecast that Subsea Products operating income will be about the same in 2011 as in 2010, as increased throughput at its umbilical plants is offset by lower sales of IWOCS services in the GOM; expectation that Subsea Projects operating income will be lower in 2011 due to the completion of Macondo project work in 2010 and a reduced level of subsea activity in the GOM; first quarter 2011 forecasted EPS range of $0.65 to $0.70; anticipation of generating, during 2011, at least $435 million of EBITDA; expectation that its balance sheet and projected cash flow will provide ample resources to invest in the company’s growth; belief that the oil and gas industry will continue to invest in deepwater projects; and belief that deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; the timing, pace, and level of floating drilling rig activity in the U.S. Gulf of Mexico during 2011; Oceaneering’s ability to obtain, and the timing of, new projects; changes in customers’ operational plans or schedules; contract cancellations or modifications; difficulties executing under contracts; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. For a more complete discussion of these and other risk factors, please see Oceaneering’s annual report on Form 10-K for the year ended December 31, 2009 and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; E-Mail investorrelations@oceaneering.com. A live webcast of the Company’s earnings release conference call, scheduled for Thursday, February 17, 2011 at 11:00 a.m. Eastern, can be accessed at www.oceaneering.com/investor-relations/.

PR 1073

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec. 31, 2010	Dec. 31, 2009
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $245,219 and $162,351)	$983,502	$874,139
Net Property and Equipment	786,373	766,361
Other Assets	260,631	239,787

TOTAL ASSETS	$2,030,506	$1,880,287

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$439,856	$388,547
Long-term Debt	—	120,000
Other Long-term Liabilities	200,435	147,417
Shareholders’ Equity	1,390,215	1,224,323

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,030,506	$1,880,287

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Year Ended
	Dec. 31,	Dec. 31,	Sept. 30,	December 31,
	2010	2009	2010	2010	2009
	(in thousands, except per share amounts)
Revenue	$501,298	$452,262	$516,274	$1,917,045	$1,822,081
Cost of services and products	383,805	344,528	390,655	1,450,725	1,384,355

Gross Profit	117,493	107,734	125,619	466,320	437,726
Selling, general and administrative expense	43,751	35,602	37,564	156,820	145,610

Income from Operations	73,742	72,132	88,055	309,500	292,116
Interest income	243	181	123	580	694
Interest expense	(374)	(1,478)	(117)	(6,010)	(7,781)
Equity earnings of unconsolidated affiliates, net	361	825	702	2,078	3,242
Other income (expense), net	(1,171)	(800)	(280)	(926)	1,504

Income before Income Taxes	72,801	70,860	88,483	305,222	289,775
Provision for income taxes	25,007	24,802	29,306	104,691	101,422

Net Income	$47,794	$46,058	$59,177	$200,531	$188,353

Net Income Attributable to Diluted Common Shares	$47,643	$45,737	$58,988	$199,825	$187,035
Weighted Average Number of Diluted Common Shares	54,331	55,095	54,332	54,767	55,026
Diluted Earnings per Share	$0.88	$0.83	$1.09	$3.65	$3.40

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income should be read in conjunction with Company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION

		For the Three Months Ended			For the Year Ended
		Dec. 31, 2010	Dec. 31, 2009	Sept. 30, 2010	Dec. 31, 2010	Dec. 31, 2009
		($ in thousands)
Remotely Operated Vehicles	Revenue	$171,754	$167,580	$164,727	$662,105	$649,228
	Gross Profit	$60,466	$63,293	$59,807	$247,619	$237,023
	Operating income	$48,938	$55,158	$51,514	$211,725	$207,683
	Operating margin	28%	33%	31%	32%	32%
	Days available	23,517	22,724	23,084	91,667	86,527
	Utilization	73%	78%	73%	75%	79%

Subsea Products	Revenue	$152,747	$124,467	$160,194	$549,233	$487,726
	Gross Profit	$45,812	$28,331	$48,176	$161,081	$115,056
	Operating income	$31,787	$15,093	$35,247	$108,522	$60,526
	Operating margin	21%	12%	22%	20%	12%
	Backlog	$384,000	$321,000	$308,000	$384,000	$321,000

Subsea Projects	Revenue	$62,949	$53,694	$75,002	$247,538	$274,607
	Gross Profit	$14,882	$16,603	$19,367	$56,165	$84,657
	Operating income	$12,438	$15,081	$17,101	$46,910	$75,404
	Operating margin	20%	28%	23%	19%	27%

Inspection	Revenue	$57,420	$53,739	$57,330	$223,469	$216,140
	Gross Profit	$10,086	$8,853	$11,146	$41,698	$41,125
	Operating income	$5,796	$5,569	$7,504	$25,893	$26,443
	Operating margin	10%	10%	13%	12%	12%

Advanced Technologies	Revenue	$56,428	$52,782	$59,021	$234,700	$194,380
	Gross Profit	$6,438	$5,698	$6,837	$32,510	$25,128
	Operating income	$2,470	$1,988	$2,858	$16,934	$12,366
	Operating margin	4%	4%	5%	7%	6%

Unallocated Expenses	Gross Profit	$(20,191)	$(15,044)	$(19,714)	$(72,753)	$(65,263)
	Operating income	$(27,687)	$(20,757)	$(26,169)	$(100,484)	$(90,306)

TOTAL	Revenue	$501,298	$452,262	$516,274	$1,917,045	$1,822,081
	Gross margin	$117,493	$107,734	$125,619	$466,320	$437,726
	Operating income	$73,742	$72,132	$88,055	$309,500	$292,116
	Operating margin	15%	16%	17%	16%	16%

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions		$42,929	$29,970	$69,377	$207,180	$175,021
Depreciation and amortization		$39,468	$33,433	$41,051	$153,651	$122,945

The above should be read in conjunction with the Company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

	For the Three Months Ended			For the Year Ended
	Dec. 31, 2010	Dec. 31, 2009	Sept. 30, 2010	Dec. 31, 2010	Dec. 31, 2009
	(in thousands)
Earnings Before Interest, Taxes, Depreciation and
Amortization (EBITDA)
Net Income	$47,794	$46,058	$59,177	$200,531	$188,353
Depreciation and Amortization	39,468	33,433	41,051	153,651	122,945

Subtotal	87,262	79,491	100,228	354,182	311,298

Interest Income/Expense, Net	131	1,297	(6)	5,430	7,087
Provision for Income Taxes	25,007	24,802	29,306	104,691	101,422

EBITDA	$112,400	$105,590	$129,528	$464,303	$419,807

	2011 Estimates
	Low	High
	(in thousands)
Net Income	$190,000	$205,000
Depreciation and Amortization	145,000	150,000

Subtotal	335,000	355,000
Interest Income/Expense, Net	0	0
Provision for Income Taxes	100,000	110,000

EBITDA	$435,000	$465,000